KPMG

KPMG LLP	Telephone	604-691-3000
Chartered Accountants	Fax	604-691-3031
PO Box 10426 777 Dunsmuir Street	Internet	www.kpmg.ca
Vancouver BC V7Y 1K3
Canada

Consent of Independent Registered

Public Accounting Firm

The Board of Directors
Chalk Media Corporation

We consent to the use of our report dated March 2, 2007 with respect to the consolidated balance sheets of Chalk Media Corporation as of December 31, 2006 and 2005, and the related consolidated statements of operations and deficit, and cash flows for each of the years in the three-year period ended December 31, 2006, incorporated herein by reference and to the reference to our firm under the heading “Statement by Experts” in the Form 20-F Registration Statement.

Our report dated March 2, 2007 contains and explanatory paragraph that states that the Company has suffered recurring losses from operations and has insufficient working capital; which raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of the uncertainty.

/s/ “KPMG LLP” /s/

Vancouver, Canada

April 26, 2007